[GRAPHIC OMITTED] [STATE FINANCIAL SERVICES CORP LOGO]


Press Release
For more information contact:                         Corporate Headquarters
Michael J. Falbo or Daniel L. Westrope                815 N. Water Street
         Telephone:   (414) 425-1600                  Milwaukee, WI  53202
         Facsimile:   (414) 425-8939                  Nasdaq Symbol: SFSW


  State Financial Services Corporation Reports 19% Earnings Per Share Increase

Milwaukee, WI (July 15, 2003). State Financial Services Corporation ("State") today reported basic earnings per share for the second quarter of 2003 of $0.46, a 21% increase over the $0.38 per share recorded in the second quarter of 2002. Diluted earnings per share in this year's second quarter were $0.44, compared to $0.37 in the second quarter a year ago, an increase of 19%. For the six months ended June 30, 2003, basic and diluted earnings per share were $0.89 and $0.87, respectively, compared to $0.73 and $0.72 for the six months ended June 30, 2002.

State's net interest margin declined in the quarter ended June 30, 2003, to 3.65%, from 4.00% in the first quarter of 2003. This decrease was the result of asset yields declining at a faster rate than the cost of interest bearing liabilities. Rapid prepayment of State's mortgage backed securities and the Federal Reserve Board's action to further lower interest rates contributed to the declining asset yields. The margin was also negatively impacted by a large temporary deposit program of a County governmental unit within our Illinois market.

During the second quarter of 2003, State sold its merchant credit card processing business for gross proceeds of $1.3 million. As part of this transaction, State had to pay an exit fee to its data processor of $150,000, and provided $300,000 as a reserve for chargebacks. Separately, to implement its program to increase efficiency, State recognized charges of $570,000 for efficiency consulting and $180,000 for severance of management personnel.

Total loans increased to $800 million as of June 30, 2003, compared to $766 million on March 31, 2003, and $645 million as of June 30, 2002. The ratio of nonperforming loans to total loans declined, as of June 30, 2003, to 1.34% from 1.78% as of March 31, 2003 and 1.69% on June 30, 2002. In the current quarter of 2003 the Company increased its loan loss provision to $825,000 from $600,000 in the first quarter of 2003 to maintain the reserve at the appropriate level relative to the growing loan portfolio.

Michael J. Falbo, President and CEO of State, commented, "We had another strong quarter. We continued to grow our loan portfolio at about an 18% annuerized rate, while at the same time we resolved some long standing nonperforming loans and decreased our nonperforming ratio. During the quarter we finalized the sale of our merchant credit card processing business, exiting a marginally profitable business. Also, in the second quarter, we were pleased to announce that we had entered into a Letter of Intent to acquire Lakes Region Bancorp, Inc., and its subsidiary bank, Anchor Bank. We expect the acquisition of this $82 million asset banking company to contribute to our future earnings and growth goals. Our efficiency ratios improved in the quarter, but the real progress in this key initiative will occur in the second half of 2003. Although our margins declined during the quarter due to the interest rate environment in which we find ourselves, we think our balance sheet is very well positioned against longer term interest rate movements."

State is a $1.3 billion financial services company operating through 26 full-service office locations in southeastern Wisconsin and northeastern Illinois and provides 24-hour banking convenience through a network of 31 ATMs. Through its banking network, State provides commercial and retail banking products, long-term fixed-rate secondary market mortgage origination and investment brokerage activities. State's shares are traded on the NASDAQ National Market System under the symbol "SFSW."

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State Financial Services Corporation
Press Release
Financial Highlights
June 30, 2003


             Unaudited                     At or for the Three Months ended            At or for the Six Months ended
             ---------                                  June 30,                                   June 30,
                                           2003            2002        % chg          2003             2002       % chg
                                         -----------      -----------  --------     -----------      -----------  ---------
For the Period:
---------------
Interest Income                          $15,805,106      $17,143,851   (7.81)%     $31,966,609      $34,167,685    (6.44)%
Interest Expense                           4,978,721        5,563,323  (10.51)       10,101,453       11,528,770   (12.38)
                                         -----------      -----------  --------     -----------      -----------  ---------
    Net Interest Income                   10,826,385       11,580,528   (6.51)       21,865,156       22,638,915    (3.42)

Provision for Loan Losses                    825,000          450,000   83.33         1,425,000          900,000    58.33

Non-Interest Income                        3,921,352        2,351,997   66.72         7,418,990        4,932,787    50.40
Gain on Sale of Merchant Processing        1,300,000                0                 1,300,000                0
Security Gains                                80,274          285,111  (71.84)          135,470          489,120   (72.30)
Non-Interest Expense                       9,904,244        9,684,574    2.27        19,936,057       19,310,651     3.24
Provision for Merchant Chargeback            300,000                0                   300,000                0
Merchant Processing Exit Fee                 150,000                0                   150,000                0
Efficiency Consulting Expenses               570,000                0                   570,000                0
Severance Charges                            180,114                0                   180,114                0
                                         -----------      -----------  --------     -----------      -----------  ---------
Net Before Tax                             4,198,653        4,083,062    2.83         8,158,445        7,850,171     3.93
Income Tax                                 1,162,008        1,279,232   (9.16)        2,269,646        2,433,403    (6.73)
                                         -----------      -----------  --------     -----------      -----------  ---------
Net Income                                $3,036,645       $2,803,830    8.30        $5,888,799       $5,416,768     8.71
                                         ===========      ===========  ========     ===========      ===========  =========
Per Share:
----------
Net Income  (basic)                            $0.46            $0.38                     $0.89            $0.73
Net Income (diluted)                           $0.44            $0.37                     $0.87            $0.72
Avg. Shares Outstanding (basic)            6,647,928        7,423,584                 6,637,704        7,431,253
Avg.  Shares Outstanding (diluted)         6,844,637        7,481,196                 6,798,468        7,481,796
Dividends Declared                             $0.13            $0.12                     $0.26            $0.24

End of Period: ($'s in 000's)
-----------------------------
Assets                                    $1,315,101       $1,239,970
Investment securities                        378,635          493,516
Loans (net)                                  789,842          636,443
Allowance for loan losses                      9,819            8,457
Goodwill                                      27,465           27,465
Deposits                                     925,443          964,373
Borrowed Funds                               270,818          153,891
Stockholders' Equity                         109,051          112,740

Per Share:
----------
Total Shares Outstanding                   6,992,840        7,726,801
Book Value                                    $15.59           $14.59
Tangible Book Value                           $11.64           $10.89
Market Value                                  $21.95           $14.65

Key Ratios:
-----------
Net Interest Margin                            3.65%            4.43%                     3.82%            4.38%
Return on Average Assets                       0.92%            0.95%                     0.91%            0.92%
Return on Average Common Equity               11.16%           10.07%                    11.03%            9.93%
Return on Average Common Tangible Equity      14.95%           13.55%                    14.84%           13.37%

Tier 1 Leverage Ratio                          6.97%            6.74%                     7.10%            6.77%
Tangible Equity to Assets                      7.03%            6.45%

Loans/Deposits                                85.35%           66.00%
Allowance for Loan Loss/Total Loans            1.23%            1.31%
Nonperforming Loans/
    Total Loans                                1.34%            1.69%
Nonperforming Assets/Total Assets              0.84%            0.90%
Net Charge-offs/Avg total
      loans (annualized)                       0.11%            0.10%


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